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                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this prospectus supplement to Registration Statement No. 333-99345 of Ramco-Gershenson Properties Trust on Form S-3 of our report dated February 13, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to changes in the methods of accounting for the impairment or disposal of long-lived assets in 2002 and derivative instruments and hedging activities in 2001), appearing in the Annual Report on Form 10-K of Ramco-Gershenson Properties Trust for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the prospectus supplement, which is part of this Registration Statement.



/s/ Deloitte & Touche LLP
-------------------------
  Deloitte & Touche

June 10, 2003
Detroit, Michigan